Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ODDITY Tech Ltd. pertaining to the:

•	IL Makiage Cosmetics (2013) Ltd. - 2020 Equity Incentive Plan,
•	ODDITY Tech Ltd. 2023 Incentive Awards Plan, and
•	ODDITY Tech Ltd. 2023 Employee Share Purchase Plan

of our report dated May 1, 2023 (except note 1(b), as to which the date is July 10, 2023), with respect to the consolidated financial statements of ODDITY Tech Ltd. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-272890), filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
September 29, 2023	A Member of EY Global